Exhibit 99.1
FOR IMMEDIATE RELEASE
May 5, 2020
THE WALT DISNEY COMPANY REPORTS
SECOND QUARTER AND SIX MONTHS EARNINGS FOR FISCAL 2020
BURBANK, Calif. – The Walt Disney Company today reported earnings for its second fiscal quarter ended March 28, 2020. Diluted earnings per share (EPS) from continuing operations for the quarter decreased 93% to $0.26 from $3.53 in the prior-year quarter. Excluding certain items affecting comparability(1), diluted EPS for the quarter decreased 63% to $0.60 from $1.61 in the prior-year quarter. EPS from continuing operations for the six months ended March 28, 2020 decreased 73% to $1.44 from $5.42 in the prior-year period. Excluding certain items affecting comparability(1), EPS for the six months decreased 38% to $2.14 from $3.45 in the prior-year period. Results in the quarter and six months ended March 28, 2020 were adversely impacted by the novel coronavirus (“COVID-19”) pandemic.
“While the COVID-19 pandemic has had an appreciable financial impact on a number of our businesses, we are confident in our ability to withstand this disruption and emerge from it in a strong position,” said Bob Chapek, Chief Executive Officer, The Walt Disney Company. “Disney has repeatedly shown that it is exceptionally resilient, bolstered by the quality of our storytelling and the strong affinity consumers have for our brands, which is evident in the extraordinary response to Disney+ since its launch last November.”
Results for the current quarter and six months reflect the consolidation of TFCF Corporation (TFCF) and Hulu LLC (Hulu), which the Company started consolidating on March 20, 2019.
The following table summarizes the second quarter and six-month results for fiscal 2020 and 2019 (in millions, except per share amounts):

	Quarter Ended			Six Months Ended
	March 28, 2020	March 30, 2019	Change	March 28, 2020	March 30, 2019	Change
Revenues	$18,009	$14,922	21%	$38,867	$30,225	29%
Income from continuing operations before income taxes	$1,060	$7,237	(85)%	$3,692	$10,668	(65)%
Total segment operating income(1)	$2,416	$3,816	(37)%	$6,418	$7,471	(14)%
Net income from continuing operations(2)	$475	$5,431	(91)%	$2,608	$8,219	(68)%
Diluted EPS from continuing operations(2)	$0.26	$3.53	(93)%	$1.44	$5.42	(73)%
Diluted EPS excluding certain items affecting comparability(1)	$0.60	$1.61	(63)%	$2.14	$3.45	(38)%
Cash provided by continuing operations	$3,157	$3,915	(19)%	$4,787	$6,014	(20)%
Free cash flow(1)	$1,910	$2,720	(30)%	$2,202	$3,624	(39)%
(1)EPS excluding certain items affecting comparability, total segment operating income and free cash flow are non-GAAP financial measures. The comparable GAAP measures are diluted EPS from continuing operations, income from continuing operations before income taxes, and cash provided by continuing operations, respectively. See the discussion on page 2 and on pages 10 through 13.
(2)Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of noncontrolling interests.

SEGMENT RESULTS
The Company evaluates the performance of its operating segments based on segment operating income, and management uses total segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about total segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.
The following is a reconciliation of income from continuing operations before income taxes to total segment operating income (in millions):

	Quarter Ended			Six Months Ended
	March 28, 2020	March 30, 2019	Change	March 28, 2020	March 30, 2019	Change
Income from continuing operations before income taxes	$1,060	$7,237	(85)%	$3,692	$10,668	(65)%
Add:
Corporate and unallocated shared expenses	188	279	33%	425	440	3%
Restructuring and impairment charges	145	662	78%	295	662	55%
Other income	—	(4,963)	(100)%	—	(4,963)	(100)%
Interest expense, net	300	143	>(100)%	583	206	>(100)%
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs	723	105	>(100)%	1,423	105	>(100)%
Vice impairment (1)	—	353	100%	—	353	100%
Total Segment Operating Income	$2,416	$3,816	(37)%	$6,418	$7,471	(14)%
(1) Reflects the impairment of our investment in Vice Group Holdings, Inc.
The impact of COVID-19 and measures to prevent its spread are affecting our segments in a number of ways, most significantly at Parks, Experiences and Products where we have closed our theme parks and retail stores, suspended cruise ship sailings and guided tours and experienced supply chain disruptions. In addition, we have delayed, or in some cases, shortened or cancelled theatrical releases and suspended stage play performances at Studio Entertainment and have seen advertising sales impacts at Media Networks and Direct-to-Consumer & International. We have experienced disruptions in the production and availability of content, including the cancellation or deferral of certain sports events and suspension of production of most film and television content. Many of these businesses have been closed consistent with government mandates or guidance. We estimate the COVID-19 impact on operating income at our Parks, Experiences and Products segment was approximately $1.0 billion primarily due to revenue lost as a result of the closures. In total, we estimate that the COVID-19 impacts on our current quarter income from continuing operations before income taxes across all of our businesses was as much as $1.4 billion, inclusive of the impact at the Parks, Experiences and Products segment. Impacts at our other segments include lower advertising revenue at Media Networks and Direct-to-Consumer & International driven by a decrease in viewership in the current quarter reflecting COVID-19’s impact on live sports events and higher bad debt expense and a loss of revenue at Studio Entertainment due to theater and stage play closures.

The following table summarizes the second quarter segment revenue and total segment operating income for fiscal 2020 and 2019 (in millions):

	Quarter Ended			Six Months Ended
	March 28, 2020	March 30, 2019	Change	March 28, 2020	March 30, 2019	Change
Revenues:
Media Networks	$7,257	$5,683	28%	$14,618	$11,604	26%
Parks, Experiences and Products	5,543	6,171	(10)%	12,939	12,995	—%
Studio Entertainment	2,539	2,157	18%	6,303	3,981	58%
Direct-to-Consumer & International	4,123	1,145	>100%	8,110	2,063	>100%
Eliminations	(1,453)	(234)	>(100)%	(3,103)	(418)	>(100)%
Total Revenues	$18,009	$14,922	21%	$38,867	$30,225	29%
Segment operating income:
Media Networks	$2,375	$2,230	7%	$4,005	$3,560	13%
Parks, Experiences and Products	639	1,506	(58)%	2,977	3,658	(19)%
Studio Entertainment	466	506	(8)%	1,414	815	73%
Direct-to-Consumer & International	(812)	(385)	>(100)%	(1,505)	(521)	>(100)%
Eliminations	(252)	(41)	>(100)%	(473)	(41)	>(100)%
Total Segment Operating Income	$2,416	$3,816	(37)%	$6,418	$7,471	(14)%

Media Networks
Media Networks revenues for the quarter increased 28% to $7.3 billion, and segment operating income increased 7% to $2.4 billion. The following table provides further detail of the Media Networks results (in millions):

	Quarter Ended			Six Months Ended
	March 28, 2020	March 30, 2019	Change	Mar. 28, 2020	Mar. 30, 2019	Change
Revenues:
Cable Networks	$4,445	$3,793	17%	$9,211	$7,779	18%
Broadcasting	2,812	1,890	49%	5,407	3,825	41%
	$7,257	$5,683	28%	$14,618	$11,604	26%
Segment operating income:
Cable Networks	$1,799	$1,789	1%	$2,661	$2,532	5%
Broadcasting	397	259	53%	972	667	46%
Equity in the income of investees	179	182	(2)%	372	361	3%
	$2,375	$2,230	7%	$4,005	$3,560	13%
Cable Networks
Cable Networks revenues for the quarter increased 17% to $4.4 billion and operating income increased 1% to $1.8 billion. The increase in operating income was due to the consolidation of TFCF businesses (primarily the FX and National Geographic networks), partially offset by a decrease at ESPN, and to a lesser extent, the Domestic Disney Channels and Freeform.
The decrease at ESPN was due to higher programming and production costs and lower advertising revenue, partially offset by higher affiliate revenue. Higher programming and production costs were driven by rate increases for College Football Playoffs and other college sports as well as costs for the ACC

Network, which launched in August 2019. The decrease in advertising revenue was due to lower average viewership, partially offset by higher rates. Lower average viewership was driven by the cancellation of major sporting events beginning in mid-March as a result of COVID-19. Affiliate revenue growth was due to an increase in contractual rates, partially offset by a decrease in subscribers. The decrease in subscribers was net of the impact of the ACC Network launch.
Lower Disney Channel results were due to a decrease in affiliate revenue and higher marketing costs. Lower affiliate revenue reflected a decrease in subscribers, partially offset by an increase in contractual rates.
The decrease at Freeform was due to higher cost programming, lower advertising revenue and higher marketing cost, partially offset by higher income from program sales. The decrease in advertising revenue was driven by lower impressions, partially offset by an increase in rates.
Broadcasting
Broadcasting revenues for the quarter increased 49% to $2.8 billion and operating income increased 53% to $397 million. The increase in operating income was due to the consolidation of TFCF, largely reflecting program sales, and to a lesser extent, an increase at our legacy operations.
The increase at our legacy operations was due to higher affiliate revenue driven by higher rates and lower network programming and production costs, partially offset by lower ABC Studios program sales and higher network marketing costs. The decrease in network programming and production costs was due to a timing benefit from new accounting guidance, partially offset by more hours of higher cost specials and a contractual rate increase for The Academy Awards in the current quarter. The decrease in program sales was driven by the comparison to prior-year sales of Jessica Jones and How to Get Away with Murder.
At the beginning of fiscal 2020, the Company adopted new accounting guidance, which generally results in lower amortization of capitalized episodic television costs during network airings for shows that we also expect to utilize on our direct-to-consumer services. Compared to the previous accounting, programming and production expense will generally be lower in the first half of the fiscal year and higher in the second half of the fiscal year as the capitalized costs are amortized.
Parks, Experiences and Products
Parks, Experiences and Products revenues for the quarter decreased 10% to $5.5 billion, and segment operating income decreased 58% to $639 million. Lower operating income for the quarter was due to decreases at both the domestic and international parks and experiences businesses and to a lesser extent, at our games and merchandise licensing businesses.
As a result of COVID-19, we closed our domestic parks and resorts, cruise line business and Disneyland Paris in mid-March, while our Asia parks and resorts were closed earlier in the quarter. As a result, volumes were negatively impacted in the quarter. We estimate the total impact of COVID-19 on segment operating income in the quarter was approximately $1.0 billion.
Prior to the closure of our domestic parks and resorts, volumes and guest spending were higher compared to the prior-year quarter.
Costs for the quarter were higher compared to the prior-year quarter due to an increase at our domestic parks and experiences driven by expenses for new guest offerings, which included Star Wars: Galaxy’s Edge, the net cost of pay to employees who were not performing services as a result of actions taken in response to COVID-19, and inflation.
Lower operating income at our games business was due to the prior-year sale of rights to a video game and lower royalties from the licensed title Kingdom Hearts III.

The decrease in merchandise licensing operating income was due to lower minimum guarantee shortfall recognition and a decrease in revenue from merchandise based on Mickey and Minnie and Avengers, partially offset by higher revenue from Frozen merchandise. Revenues from merchandise based on Mickey and Minnie in the prior-year quarter included the benefit of Mickey’s 90th birthday. Merchandise licensing results for the current quarter were adversely impacted by COVID-19.
Studio Entertainment
Studio Entertainment revenues for the quarter increased 18% to $2.5 billion and segment operating income decreased 8% to $466 million. The decrease in operating income was due to lower results at our legacy operations, partially offset by the consolidation of the TFCF businesses. The decrease at our legacy operations was due to higher film impairments and decreases in theatrical distribution and stage play results, partially offset by an increase from TV/SVOD distribution.
Theatrical distribution in the quarter was negatively impacted by COVID-19 as theaters closed domestically beginning in mid-March and internationally at various times beginning late January. Theatrical distribution results in the quarter included an increase in bad debt expense and also reflected an adverse impact from COVID-19 on the performance of Onward, which was released domestically on March 6. Other significant titles in the current quarter included Frozen II and Star Wars: The Rise of Skywalker compared to Captain Marvel, Mary Poppins Returns and Dumbo in the prior-year quarter. Stage play results in the quarter were negatively impacted as live entertainment theaters were also closed.
Growth in TV/SVOD distribution results was due to sales of content to Disney+ driven by The Lion King, Toy Story 4, Frozen II and Aladdin. This was partially offset by a decrease in sales to third parties in the pay and free television windows.
The benefit from the TFCF businesses reflected income from TV/SVOD distribution, partially offset by a loss from theatrical distribution and general and administrative costs. TFCF theatrical releases in the current quarter included Call of the Wild and Downhill.
Direct-to-Consumer & International
Direct-to-Consumer & International revenues for the quarter increased from $1.1 billion to $4.1 billion and segment operating loss increased from $385 million to $812 million. The increase in operating loss was due to costs associated with the launch of Disney+ and the consolidation of Hulu. Results for the quarter also reflected a benefit from the inclusion of the TFCF businesses due to income at the international channels, including Star.
Commencing March 20, 2019, as a result of our acquisition of a controlling interest in Hulu, 100% of Hulu’s revenues and expenses are included in the Direct-to-Consumer & International segment. Prior to March 20, 2019, only the Company’s ownership share of Hulu results was included (as equity in the loss of investees).
The following table presents the number of paid subscribers(1) (in millions) for Disney+, ESPN+ and Hulu as of:

	March 28, 2020	March 30, 2019	Change
Disney+	33.5	—	nm
ESPN+	7.9	2.2	>100%
Hulu
SVOD Only	28.8	23.2	24%
Live TV + SVOD	3.3	2.0	65%
Total Hulu	32.1	25.2	27%

The following table presents the average monthly revenue per paid subscriber(2) for these services for the quarter ended:

	March 28, 2020	March 30, 2019	Change
Disney+	$5.63	$—	nm
ESPN+ (3)	$4.24	$5.13	(17)%
Hulu (4)
SVOD Only	$12.06	$12.73	(5)%
Live TV + SVOD	$67.75	$52.58	29%
(1) A subscriber for which we recognized subscription revenue. A subscriber ceases to be a paid subscriber as of their effective cancellation date or as a result of a failed payment method. A subscription bundle is considered a paid subscriber for each service included in the bundle.
(2) Revenue per paid subscriber is calculated based upon the average of the monthly average paid subscribers for each month in the period. The monthly average paid subscribers is calculated as the sum of the beginning of the month and end of the month paid subscriber count, divided by two. Disney+ average monthly revenue per paid subscriber for the quarter ended March 28, 2020 is calculated using a daily average of paid subscribers for the period beginning at launch and ending on the last day of the quarter. The average revenue per subscriber is net of discounts offered on bundled services. The discount is allocated to each service based on the relative retail price of each service on a standalone basis.
(3) Excludes Pay-Per-View revenue.
(4) Hulu’s average monthly revenue per paid subscriber for the period December 30, 2018 to March 19, 2019 is not reflected in the Company’s prior-year quarter revenues, but is included in the average monthly revenue per paid subscriber reported in the table. Includes advertising revenue (including amounts generated during free trial subscription periods).
The average monthly revenue per paid subscriber for ESPN+ decreased from $5.13 to $4.24 due to the introduction of a bundled subscription package of Disney+, ESPN+ and Hulu beginning in November 2019. The bundled offering has a lower retail price than the aggregate standalone retail prices of the individual services.
The average monthly revenue per paid subscriber for the Hulu SVOD Only service decreased from $12.73 to $12.06 driven by lower retail pricing. The average monthly revenue per paid subscriber for the Hulu Live TV + SVOD service increased from $52.58 to $67.75 due to higher retail pricing.

Eliminations
Revenue eliminations increased from $234 million to $1.5 billion and eliminations of segment operating income were $252 million in the current quarter compared to $41 million in the prior-year quarter. The eliminations of segment operating income in the current quarter were due to sales of Studio Entertainment titles to Disney+ driven by Frozen II, The Lion King, Toy Story 4 and Aladdin and sales of ABC Studios and Twentieth Century Fox Television titles to Hulu.
OTHER FINANCIAL INFORMATION
Corporate and Unallocated Shared Expenses
Corporate and unallocated shared expenses decreased $91 million from $279 million to $188 million for the quarter primarily due to lower compensation costs and lower costs related to TFCF, partially offset by the absence of a benefit from amortization of a deferred gain on a sale leaseback due to the adoption of new lease accounting guidance. The decrease in costs related to TFCF was due to lower acquisition-related professional fees, partially offset by the consolidation of TFCF.

Restructuring Charges
During the current and prior-year quarters, the Company recorded charges totaling $145 million and $662 million, respectively, primarily for severance, in connection with the integration of TFCF. The charge in the prior-year quarter also included the acceleration of equity based compensation, primarily for TFCF awards that vested upon closing the acquisition. These charges are recorded in “Restructuring and impairment charges” in the Condensed Consolidated Statement of Income.
Other income
Other income was as follows (in millions):

	Quarter Ended
	March 28, 2020	March 30, 2019	Change
Hulu Gain	$—	$4,917	>(100)%
Insurance recovery related to a legal matter	—	46	—%
Other income	$—	$4,963	>(100)%
In the prior-year quarter, the Company acquired TFCF’s 30% interest in Hulu as part of the TFCF acquisition. As a result, upon the closing of the TFCF transaction, the Company owned a 60% interest in Hulu, began consolidating Hulu and recorded a one-time gain of $4.9 billion as a result of remeasuring our initial 30% interest in Hulu to fair value.
Interest Expense, net
Interest expense, net was as follows (in millions):

	Quarter Ended
	March 28, 2020	March 30, 2019	Change
Interest expense	$(365)	$(198)	(84)%
Interest, investment income and other	65	55	18%
Interest expense, net	$(300)	$(143)	>(100)%
The increase in interest expense was due to higher average debt balances as a result of the TFCF acquisition.
The increase in interest income, investment income and other was driven by higher interest on long-term receivables for film and television program sales, partially offset by a lower benefit related to pension and postretirement benefit costs, other than service cost.

Equity in the Income (Loss) of Investees
Equity in the income / (loss) of investees was as follows (in millions):

	Quarter Ended
	March 28, 2020	March 30, 2019	Change
Amounts included in segment results:
Media Networks	$179	$182	(2)%
Parks, Experiences and Products	(6)	—	nm
Direct-to-Consumer & International	(30)	(138)	78%
Vice impairment	—	(353)	100%
Amortization of TFCF intangible assets related to equity investees	(8)	—	nm
Equity in the income / (loss) of investees	$135	$(309)	nm
Equity in the income / (loss) of investees increased $444 million, from a loss of $309 million to income of $135 million, primarily due to the Vice impairment in the prior-year quarter and the consolidation of Hulu.
Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	March 28, 2020	March 30, 2019	Change
Effective income tax rate - continuing operations	49.5%	22.8%	(26.7)	ppt
The increase in the effective income tax rate was due to higher U.S. tax on foreign income and an increase in foreign losses for which the Company does not recognize a tax benefit, primarily related to our Asia theme parks.
Noncontrolling Interests
Net income attributable to noncontrolling interests was as follows (in millions):

	Quarter Ended
	March 28, 2020	March 30, 2019	Change
Net income from continuing operations attributable to noncontrolling interests	$(60)	$(159)	62%
The decrease in net income from continuing operations attributable to noncontrolling interests was primarily due to lower results at Hong Kong Disneyland, Shanghai Disney Resort and ESPN. These decreases were partially offset by the accretion of the fair value of the redeemable noncontrolling interest in Hulu.
Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes, as applicable.

Cash Flow
Cash provided by operations and free cash flow were as follows (in millions):

	Six Months Ended
	March 28, 2020	March 30, 2019	Change
Cash provided by operations	$4,787	$6,014	$(1,227)
Investments in parks, resorts and other property	(2,585)	(2,390)	(195)
Free cash flow(1)	$2,202	$3,624	$(1,422)
(1) Free cash flow is not a financial measure defined by GAAP. See the discussion on pages 10 through 13.
Cash provided by operations for the first six months of fiscal 2020 decreased by $1.2 billion from$6.0 billion in the prior-year six months to $4.8 billion in the current six months. The decrease was due to higher film and television production spending, lower segment operating income, an increase in severance payments related to TFCF integration and higher interest payments, partially offset by lower tax payments. The increase in film and television production spending was driven by the consolidation of TFCF’s and Hulu’s operations.
Capital Expenditures and Depreciation Expense
Investments in parks, resorts and other property were as follows (in millions):

	Six Months Ended
	March 28, 2020	March 30, 2019
Media Networks
Cable Networks	$51	$41
Broadcasting	36	55
Total Media Networks	87	96
Parks, Experiences and Products
Domestic	1,549	1,678
International	441	415
Total Parks, Experiences and Products	1,990	2,093
Studio Entertainment	40	39
Direct-to-Consumer & International	299	83
Corporate	169	79
Total investments in parks, resorts and other property	$2,585	$2,390
Capital expenditures increased from $2.4 billion to $2.6 billion driven by higher spending on technology to support our direct-to-consumer services and on corporate equipment, facilities and technology. These increases were partially offset by lower spending at our domestic parks and resorts due to a decrease in spending on Star Wars: Galaxy’s Edge.

Depreciation expense was as follows (in millions):

	Six Months Ended
	March 28, 2020	March 30, 2019
Media Networks
Cable Networks	$53	$50
Broadcasting	38	40
Total Media Networks	91	90
Parks, Experiences and Products
Domestic	806	719
International	344	368
Total Parks, Experiences and Products	1,150	1,087
Studio Entertainment	44	31
Direct-to-Consumer & International	142	69
Corporate	77	81
Total depreciation expense	$1,504	$1,358

NON-GAAP FINANCIAL MEASURES
This earnings release presents free cash flow, diluted EPS excluding the impact of certain items affecting comparability, and total segment operating income, all of which are important financial measures for the Company, but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of operating cash flow, diluted EPS or income from continuing operations before income taxes as determined in accordance with GAAP. Free cash flow, diluted EPS excluding certain items affecting comparability and total segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies. See further discussion of total segment operating income on page 2.
Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt obligations, make strategic acquisitions and investments and pay dividends or repurchase shares.

The following table presents a summary of the Company’s consolidated cash flows (in millions):

	Quarter Ended		Six Months Ended
	March 28, 2020	March 30, 2019	March 28, 2020	March 30, 2019
Cash provided by operations - continuing operations	$3,157	$3,915	$4,787	$6,014
Cash used in investing activities - continuing operations	(1,256)	(11,347)	(2,606)	(12,683)
Cash provided by financing activities - continuing operations	5,499	13,107	6,616	12,696
Cash provided by/ (used in) operations - discontinued operations	23	(35)	4	(35)
Cash provided by investing activities - discontinued operations	198	—	198	—
Impact of exchange rates on cash, cash equivalents and restricted cash	(117)	119	(76)	75
Change in cash, cash equivalents and restricted cash	7,504	5,759	8,923	6,067
Cash, cash equivalents and restricted cash, beginning of period	6,874	4,463	5,455	4,155
Cash, cash equivalents and restricted cash, end of period	$14,378	$10,222	$14,378	$10,222
The following table presents a reconciliation of the Company’s consolidated cash provided by operations to free cash flow (in millions):

	Quarter Ended			Six Months Ended
	March 28, 2020	March 30, 2019	Change	March 28, 2020	March 30, 2019	Change
Cash provided by operations - continuing operations	$3,157	$3,915	$(758)	$4,787	$6,014	$(1,227)
Investments in parks, resorts and other property	(1,247)	(1,195)	(52)	(2,585)	(2,390)	(195)
Free cash flow	$1,910	$2,720	$(810)	$2,202	$3,624	$(1,422)
Diluted EPS excluding certain items affecting comparability – The Company uses diluted EPS excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items affecting comparability of results from period to period. The Company believes that information about diluted EPS exclusive of these items is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business.

The following table reconciles reported diluted EPS from continuing operations to diluted EPS excluding certain items affecting comparability for the second quarter:

(in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	Diluted EPS(3)	Change vs. prior year period
Quarter Ended March 28, 2020
As reported	$1,060	$(525)	$535	$0.26	(93)%
Exclude:
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(4)	723	(167)	556	0.28
Restructuring and impairment charges	145	(34)	111	0.06
Excluding certain items affecting comparability	$1,928	$(726)	$1,202	$0.60	(63)%

Quarter Ended March 30, 2019
As reported	$7,237	$(1,647)	$5,590	$3.53
Exclude:
Other income	(4,963)	1,142	(3,821)	(2.48)
Restructuring and impairment charges(4)	662	(152)	510	0.33
Vice impairment	353	(81)	272	0.18
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(5)	105	(24)	81	0.05
Excluding certain items affecting comparability	$3,394	$(762)	$2,632	$1.61
(1) Tax benefit/expense is determined using the tax rate applicable to the individual item.
(2) Before noncontrolling interest share.
(3) Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.
(4) Primarily severance related to the acquisition and integration of TFCF. Charges in the prior-year period also included acceleration of equity based compensation, primarily for TFCF awards that vested upon closing the acquisition.
(5) For the current quarter, intangible asset amortization was $498 million, step-up amortization was $217 million and amortization of intangible assets related to TFCF equity investees was $8 million. For the prior-year quarter, intangible asset amortization was $73 million and step-up amortization was $32 million.

The following table reconciles reported diluted EPS from continuing operations to diluted EPS excluding certain items affecting comparability for the year:

(in millions except EPS)	Pre-Tax Income/Loss	Tax Benefit/Expense(1)	After-Tax Income/Loss(2)	Diluted EPS(3)	Change vs. prior year period
Six Months Ended March 28, 2020:
As reported	$3,692	$(984)	$2,708	$1.44	(73)%
Exclude:
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(4)	1,423	(330)	1,093	0.57
Restructuring and impairment charges(5)	295	(68)	227	0.13
Excluding certain items affecting comparability	$5,410	$(1,382)	$4,028	$2.14	(38)%

Six Months Ended March 30, 2019:
As reported	$10,668	$(2,292)	$8,376	$5.42
Exclude:
Other income(6)	(4,963)	1,142	(3,821)	(2.52)
One-time net benefit from the Tax Act	—	(34)	(34)	(0.02)
Restructuring and impairment charges(5)	662	(152)	510	0.33
Vice impairment	353	(81)	272	0.18
Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs(4)	105	(24)	81	0.05
Excluding certain items affecting comparability	$6,825	$(1,441)	$5,384	$3.45
(1)Tax benefit/expense is determined using the tax rate applicable to the individual item.
(2)Before noncontrolling interest share.
(3)Net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.
(4)For the current six-month period, intangible asset amortization was $984 million, step-up amortization was $423 million and amortization of intangible assets related to TFCF equity investees was $16 million. For the prior-year period, intangible asset amortization was $73 million and step-up amortization was $32 million.
(5)Primarily severance related to the acquisition and integration of TFCF. Charges in the prior-year period also included acceleration of equity based compensation, primarily for TFCF awards that vested upon closing the acquisition.
(6)Other income in the prior-year period included a non-cash gain recognized in connection with the acquisition of a controlling interest in Hulu ($4.9 billion) and insurance recoveries on a legal matter ($46 million).
CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will host a conference call today, May 5, 2020, at 4:30 PM EDT/1:30 PM PDT via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be archived.

FORWARD-LOOKING STATEMENTS
Certain statements and information in this communication may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995, including statements such as business positioning or prospects, estimates and timing of expense and other statements that are not historical in nature. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments, asset acquisitions or dispositions, integration initiatives and timing of synergy realization) or other business decisions, as well as from developments beyond the Company’s control, including:
•changes in domestic and global economic conditions, competitive conditions and consumer preferences;
•adverse weather conditions or natural disasters;
•health concerns;
•international, regulatory, political, or military developments;
•technological developments; and
•labor markets and activities;
each such risk includes the impacts of, and is amplified by, COVID-19 and related mitigation efforts.
Such developments may affect entertainment, travel and leisure businesses generally and may, among other things, affect:
•the performance of the Company’s theatrical and home entertainment releases;
•the advertising market for broadcast and cable television programming;
•demand for our products and services;
•construction;
•expenses of providing medical and pension benefits;
•income tax expense;
•performance of some or all company businesses either directly or through their impact on those who distribute our products; and
•achievement of anticipated benefits of the TFCF transaction.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 28, 2019 under Item 1A, “Risk Factors,” Item 7, “Management’s Discussion and Analysis,” Item 1, “Business,” and subsequent reports, including, among others, quarterly reports on Form 10-Q and Current Reports on Forms 8-K.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended		Six Months Ended
	March 28, 2020	March 30, 2019	March 28, 2020	March 30, 2019
Revenues	$18,009	$14,922	$38,867	$30,225
Costs and expenses	(16,639)	(11,534)	(34,656)	(23,419)
Restructuring and impairment charges	(145)	(662)	(295)	(662)
Other income	—	4,963	—	4,963
Interest expense, net	(300)	(143)	(583)	(206)
Equity in the income / (loss) of investees	135	(309)	359	(233)
Income from continuing operations before income taxes	1,060	7,237	3,692	10,668
Income taxes on continuing operations	(525)	(1,647)	(984)	(2,292)
Net income from continuing operations	535	5,590	2,708	8,376
Income (loss) from discontinued operations, net of income tax benefit/(expense) of $5, ($5), $13 and ($5), respectively	(15)	21	(41)	21
Net income	520	5,611	2,667	8,397
Net income from continuing operations attributable to noncontrolling interests	(60)	(159)	(100)	(157)
Net income attributable to The Walt Disney Company (Disney)	$460	$5,452	$2,567	$8,240

Earnings per share attributable to Disney(1):
Diluted
Continuing operations	$0.26	$3.53	$1.44	$5.42
Discontinued operations	(0.01)	0.01	(0.02)	0.01
	$0.25	$3.55	$1.41	$5.43
Basic
Continuing operations	$0.26	$3.55	$1.44	$5.44
Discontinued operations	(0.01)	0.01	$(0.02)	$0.01
	$0.25	$3.56	$1.42	$5.46

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,816	1,537	1,816	1,517
Basic	1,808	1,530	1,806	1,510
(1) Total may not equal the sum of the column due to rounding.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in millions, except per share data)

	March 28, 2020	September 28, 2019
ASSETS
Current assets
Cash and cash equivalents	$14,339	$5,418
Receivables	14,532	15,481
Inventories	1,531	1,649
Licensed content costs and advances	1,869	4,597
Other current assets	1,003	979
Total current assets	33,274	28,124
Produced and licensed content costs	26,757	22,810
Investments	3,180	3,224
Parks, resorts and other property
Attractions, buildings and equipment	60,929	58,589
Accumulated depreciation	(33,713)	(32,415)
	27,216	26,174
Projects in progress	3,916	4,264
Land	1,019	1,165
	32,151	31,603
Intangible assets, net	22,037	23,215
Goodwill	80,320	80,293
Other assets	8,575	4,715
Total assets	$206,294	$193,984
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$17,906	$17,762
Current portion of borrowings	12,676	8,857
Deferred revenue and other	4,891	4,722
Total current liabilities	35,473	31,341
Borrowings	42,770	38,129
Deferred income taxes	7,965	7,902
Other long-term liabilities	16,113	13,760
Commitments and contingencies
Redeemable noncontrolling interests	9,096	8,963
Equity
Preferred stock	—	—
Common stock, $0.01 par value, Authorized – 4.6 billion shares, Issued – 1.8 billion shares	54,230	53,907
Retained earnings	43,721	42,494
Accumulated other comprehensive loss	(6,637)	(6,617)
Treasury stock, at cost, 19 million shares	(907)	(907)
Total Disney Shareholders’ equity	90,407	88,877
Noncontrolling interests	4,470	5,012
Total equity	94,877	93,889
Total liabilities and equity	$206,294	$193,984

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in millions)

	Six Months Ended
	March 28, 2020	March 30, 2019
OPERATING ACTIVITIES
Net income from continuing operations	$2,708	$8,376
Depreciation and amortization	2,631	1,560
Gain on acquisition	—	(4,917)
Deferred income taxes	297	1,190
Equity in the (income) / loss of investees	(359)	233
Cash distributions received from equity investees	405	370
Net change in produced and licensed content costs and advances	(925)	(281)
Net change in operating lease right of use assets / liabilities	(96)	—
Equity-based compensation	246	456
Other	156	143
Changes in operating assets and liabilities, net of business acquisitions:
Receivables	828	(386)
Inventories	70	(19)
Other assets	(174)	46
Accounts payable and other liabilities	(888)	(283)
Income taxes	(112)	(474)
Cash provided by operations - continuing operations	4,787	6,014

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(2,585)	(2,390)
Acquisitions	—	(9,901)
Other	(21)	(392)
Cash used in investing activities - continuing operations	(2,606)	(12,683)

FINANCING ACTIVITIES
Commercial paper borrowings, net	3,138	376
Borrowings	6,071	31,145
Reduction of borrowings	(1,048)	(17,398)
Dividends	(1,587)	(1,310)
Proceeds from exercise of stock options	207	83
Other	(165)	(200)
Cash provided by financing activities - continuing operations	6,616	12,696

CASH FLOWS FROM DISCONTINUED OPERATIONS
Cash provided by (used in) operations - discontinued operations	4	(35)
Cash provided by investing activities - discontinued operations	198	—
Cash provided by (used in) discontinued operations	202	(35)

Impact of exchange rates on cash, cash equivalents and restricted cash	(76)	75

Change in cash, cash equivalents and restricted cash	8,923	6,067
Cash, cash equivalents and restricted cash, beginning of period	5,455	4,155
Cash, cash equivalents and restricted cash, end of period	$14,378	$10,222

Contacts:

Zenia Mucha
Corporate Communications
818-560-5300

Lowell Singer
Investor Relations
818-560-6601